EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 222-9013
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES AMENDS
CREDIT FACILITY

ARLINGTON, TX, August 31, 2004 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced the completion of an amendment to their committed secured revolving credit facility. The amendment extended the expiration of the agreement from November 30, 2006 to November 30, 2007 and increased the facility from $60 million to $85 million. The amended facility contains an accordion feature to increase the facility by $25 million by adding a financial institution at a later date. Although the previous credit facility was secured by essentially all of the Company’s assets and the assets of its subsidiaries, the amended facility is unsecured.

The new facility is led by Wells Fargo HSBC Trade Bank. Three other banks participated in the facility including Comerica, JP Morgan Chase & Bank of America.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “We appreciate the strong level of support from our commercial banks demonstrated by this new credit facility. This unsecured senior credit facility gives us greater capacity and flexibility through a larger borrowing base, less restrictive covenants and more competitive pricing. Most importantly, we expect that this increase in committed credit availability will provide us with significant capacity to grow our core business and expand into other product categories.”

About Tandy Brands Accessories, Inc.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.